Exhibit 1.1
Articles of Incorporation

dated
March 24, 2006

of
hanarotelecom incorporated

- i -

Articles of Incorporation
of
hanarotelecom incorporated
Table of Contents
Chapter I. General Provisions

Article 1.	Corporate Name
Article 2.	Objectives
Article 3.	Head Office and Branch Offices
Article 4.	Public Notices
Chapter II. Shares

Article 5.	Number of Authorized Shares
Article 6.	Par Value
Article 7.	Number of Initial Shares
Article 8.	Class of Shares and Denomination of Share Certificates
Article 8-2.	Number and Terms of Preferred Shares
Article 8-3.	Number and Terms of Convertible Shares
Article 8-4.	Number and Terms of Redeemable Shares
Article 9.	Preemptive Rights
Article 9-2.	Stock Purchase Option Rights
Article 10.	<Deleted on March 24, 2006>
Article 11.	Transfer Agent
Article 12.	Report of Names, Addresses and Seal Impressions of Shareholders, Etc.
Article 13.	Closure of Shareholders Register and Setting of Record Date
Chapter III. Corporate Bonds

Article 14.	Issuance of Convertible Bonds
Article 15.	Issuance of Bonds with Warrants
Article 16.	Application of Certain Articles for the Issuance of Bonds
Chapter IV. General Meetings of Shareholders

Article 17.	Types and Time for Convening Shareholders Meetings
Article 18.	Call for Shareholders Meetings

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Article 19.	Notice for Convening Shareholders Meetings and Public Notice Thereof
Article 20.	Venue of General Meetings
Article 21.	Chairman
Article 22.	Chairman’s Authority to Maintain Order
Article 23.	Voting Rights
Article 24.	Split Voting
Article 25.	Voting by Proxy
Article 26.	Matters Requiring Resolutions of Shareholders Meetings
Article 26-2.	<Deleted on October 21, 2003>
Article 27.	Method of Resolution
Article 27-2.	Cumulative Voting
Article 28.	Minutes of the General Meeting
Chapter V. Directors, Board of Directors and Audit Committee

Article 29.	Directors
Article 29-2.	Qualification of Directors
Article 30.	Vacancy in Directorship
Article 31.	Responsibilities of Directors
Article 32.	Board of Directors
Article 33.	Convening of Board Meetings
Article 34.	Resolutions of the Board of Directors
Article 35.	Matters for which Board Resolutions are Required
Article 35-2.	Sub-Committees of the Board of Directors
Article 36.	Minutes
Article 37.	<Deleted on March 17, 2000>
Article 37-2.	Audit Committee
Article 37-3.	Outside Director Candidate Nominating Committee
Article 38.	Responsibilities of the Statutory Auditor
Article 39.	Audit Report of the Audit Committee
Article 40.	Remuneration and Severance Payment of Directors
Chapter VI. <Deleted on October 21, 2003>

Article 41.	<Deleted on October 21, 2003>
Article 42.	<Deleted on October 21, 2003>
Chapter VII. Accounting

Article 43.	Fiscal Year
Article 44.	Preparation of the Financial Statements and Business Reports, Etc.
Article 45.	Appropriation of Earned Surplus
Article 46.	Dividends to Shareholders

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Chapter VIII. Supplementary Provisions

Article 47.	Regulations
Article 48.	Notices
Chapter IX. Incorporation of Company

Article 49.	Preincorporation Expenses
Article 50.	Names and Addresses of Promoters
Article 51.	Representative of Company Prior to Incorporation
Addenda

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Articles of Incorporation
of hanarotelecom incorporated

Enacted on Aug. 30, 1997
First Amendment on Sept. 23, 1997
Second Amendment on March 30, 1998
Third Amendment on August 28, 1998
Fourth Amendment on February 26, 1999.
Fifth Amendment on October 1, 1999
Sixth Amendment on March 17, 2000
Seventh Amendment on March 23, 2001
Eighth Amendment on March 29, 2002
Ninth Amendment on October 21, 2003
Tenth Amendment on March 26, 2004
Eleventh Amendment on December 16, 2004
Twelfth Amendment on March 25, 2005
Thirteenth Amendment on March 24, 2006
Chapter I. General Provisions

Article 1.	Corporate name
The corporate name of the Company shall be “hanarotelecom chushik hoesa” in Korean, and “hanarotelecom incorporated” in English. <Amended on Aug. 28, 1998, Dec. 16, 2004>.

Article 2.	Objectives
(1)	The objectives of the Company shall be; to play a leading role in the nation’s efforts to accomplish a society of multimedia super-highway telecommunication industry by efficient performance of telecommunication business; and to establish and operate the nation’s second basic communication service network, as a preparation against any national disaster or calamity, by diversified communication channels and automatic recovery system to be established; and so to enhance the improvement of the end-users’ convenience and public welfare. <Amended on Mar. 26, 2004>

(2)	In order to accomplish such objectives as set forth in the foregoing Paragraph (1), the Company shall;

1.	Provide services related to the internet including broadband internet access services; <Inserted on Mar. 26, 2004, amended on Mar. 24, 2006>

2.	Provide local telephony, long distance telephony and international telephony services; <Amended on Mar. 26, 2004>

3.	Lease telecommunications lines and facilities related thereto;

4.	Establish, own and operate telecommunication networks;

5.	Manufacture, sell and supply equipment and/or machines incidental or conducive to telecommunication business;

6.	Research and develop technologies related to telecommunications;

7.	Initiate the future communication industries, new media businesses including the broadcasting business and other broadcasting-related businesses; <Amended on Mar. 26, 2004, March 24, 2006>

8.	Undertake any overseas activities, for any of the objectives set forth in the foregoing items;

9.	Lease real estates, and facilities thereof; <Amended on March 30, 1998, Mar. 26, 2004>;

10.	<Deleted on March 30, 1998>

11.	Perform any activities/or business mandated by laws and regulations applicable to telecommunication activities; and

12.	Conduct any and all activities directly or indirectly related to or incidental to any of the foregoing objectives.
(3)	The Company shall conduct any activities required by laws and regulations, in addition to those set forth in the foregoing Paragraph (2) of this Article.

Article 3.	Head Office and Branch Offices
(1)	The head office of Company shall be located in Seoul, Korea

(2)	The Company may establish branches and/or offices at any place it deems necessary to do so.

Article 4.	Public Notices
Public notices of the Company shall be made by publishing them in “The Seoul Shinmun” (or its successor in case of merger or change of name. hereinafter, the same), a daily newspaper published in Seoul, Korea. <Amended on October 1, 1999, March 24, 2006>
Chapter II. Shares
Article 5. Number of Authorized Shares

The total number of shares to be issued by the Company shall be seven hundred million (700,000,000) shares. <Amended on October 21, 2003>

Article 6.	Par Value
The par value of each share issued by the Company shall be Five Thousand (5,000) Won.

Article 7.	Number of Initial Shares
The total number of shares to be issued by the Company upon its incorporation are One Hundred Twenty Million Eighty-two Thousand Two Hundred (120,082,200) shares. <Amended on Sept. 23, 1997>

Article 8.	Class of Shares and Denomination of Share Certificates
The shares issued by the Company shall be registered common shares, registered preferred shares, registered convertible shares, and registered redeemable shares, which shall be represented by share certificates in eight (8) denominations: One (1), Five (5), Ten (10), Fifty (50), One Hundred (100), Five Hundred (500), One Thousand (1,000) and Ten Thousand (10,000) share(s). <Amended on March 23, 2001, March 24, 2006>

Article 8-2.	Number and Terms of Preferred Shares <Inserted on March 24, 2006>
(1)	Preferred shares to be issued by the Company shall be non-voting and the number of such shares to be issued shall be not more than the half of the total issued shares.

(2)	The rate of preferential dividends per annum payable on preferred shares shall be within the range of not less than one(1)% of their par value as determined by the Board of Directors at the time of the issuance thereof.

(3)	Preferred shares to be issued by the Company shall be cumulative or non-cumulative, and participating or nonparticipating as determined by the Board of Directors.

(4)	If the Company does not pay dividends on common shares, it may not pay dividends on preferred shares either.

(5)	In the event that a resolution to not pay dividends on preferred shares has been passed at a meeting of shareholders of the Company, shareholders holding preferred shares shall be granted voting rights from the opening date of the meeting of shareholders immediately following such meeting of shareholders until the closing date of the meeting of shareholders at which a resolution is passed in favor of the payment of dividends on preferred shares.

(6)	In case the Company issues new shares by a rights issue or bonus issue, the new shares to be assigned to shareholders holding preferred shares shall be common shares in the case of rights issue, and shall be preferred shares of the same class in the case of a bonus issue.

(7)	The duration of preferred shares may be determined upon resolution of the Board of Directors of the Company at the time of issuance within the range of at least three (3) years up to a maximum of ten (10) years from the date of issuance thereof, and in such case the preferred shares shall be converted into common shares contemporaneously with expiration of such duration; provided, however, that, if the Company fails to pay the prescribed dividends on preferred shares during the said period, the aforementioned duration period shall be extended until such unpaid dividends have been paid in full. In this case, the provisions of Paragraph 5 of Article 9 hereof shall apply mutatis mutandis with respect to payment of dividends on the shares issued as a result of conversion hereunder.

Article 8-3.	Number and Terms of Convertible Shares <Inserted on March 24, 2006>
(1)	The Company may issue shares convertible to common shares or preferred shares as determined by the Board of Directors.

(2)	The issue price of new shares to be issued upon conversion of shares shall be the issue price of the convertible shares prior to conversion and the number of new shares to be issued upon conversion of shares shall be determined by the Board of Directors. However, the conversion ratio shall be adjusted in the case of a share split, share consolidation, or other lawful adjustments.

(3)	The conversion period shall be determined by the Board of Directors and it shall not exceed ten (10) years.

(4)	The provisions of Paragraph 5 of Article 9 hereof shall apply mutatis mutandis with respect to payment of dividends on the shares issued as a result of conversion hereunder.

Article 8-4.	Number and Terms of Redeemable Shares <Inserted on March 24, 2006>
(1)	The Company may issue redeemable preferred shares which may be redeemed mandatorily , or may be redeemed with its profits at its own discretion, as determined by the Board of Directors.

(2)	The redemption price of redeemable shares shall amount to the ‘issue price +additional price’, and the additional price shall be determined by the Board of Directors at the time of issuance of redeemable shares taking into consideration interest rates, market conditions, and other matters related to the issuance of redeemable shares.

(3)	The redemption period shall be determined by the Board of Directors within the range of at least one (1) month up to a maximum of ten (10) years. However, the redemption period for the redeemable shares that the Company shall redeem mandatorily shall be extended in any of the following cases, and in such case, the redemption period shall be extended to the date when such case no longer exists.
1.	When payout of preferred dividends on redeemable shares has not been completed;

2.	When the Company has not redeemed the shares within the due date owing to a insufficiency of profit
(4)	The Company may redeem redeemable shares at once or in installments. If the Company is to redeem the shares in installments, the shares to be redeemed shall be chosen by lot or on a pro rata basis. Any fractional shares that stem from selection of the shares on a pro rata basis shall not be redeemed.

(5)	When the Company will redeem the shares, it shall publicly announce its intention to do so, the shares to be redeemed, and the term of not less than one (1) month for submission of share certificates. The Company shall separately inform the shareholders and pledgees listed on the shareholders’ register of such information, and the Company shall compulsorily redeem the redeemable shares at the expiration of above period.

(6)	The Company may issue convertible shares as specified in the provisions of Article 8-3 upon a resolution of the Board of Directors when issuing redeemable shares.

Article 9.	Preemptive Rights
(1)	Each shareholder of the Company shall have a preemptive right to subscribe for any new shares to be issued by the Company in proportion to its shareholding ratio.

(2)	If any shareholder waives or forfeits its preemptive rights, or if any fractional number of shares(“odd shares”) is created in the course of allotting of such new shares, then such shares waived or forfeited or the odd shares shall be disposed in accordance with by resolution of the Board of Directors of Company.

<Amended on August 28, 1999>

(3)	Notwithstanding the provisions of the foregoing Paragraph (1), the Company may, by resolution of the Board of Directors, allocate such new shares to any persons, including persons other than existing shareholders <Amended on August 28, 1998>;
1.	If new shares are subscribed by the public pursuant to the Securities and Exchange Act;

2.	If new shares are offered to the public in the form of an increase of paid-in capital by means of a general public offer pursuant to a resolution of the Board of Directors, in accordance with the Securities and Exchange Act;

3.	If new shares are allotted to members of employee shareholders association in accordance with the relevant provisions of the Securities and Exchange Act; <Amended on April 28, 1998>

4.	If new shares are issued in the form of depositary receipts (DR) in accordance with the Securities and Exchange Act;

5.	<Deleted March 30, 1998>;

6.	If new shares are issued to any person exercising stock option rights conferred pursuant to Article 189-4 of the Securities and Exchange Act <Inserted on February 26, 1999.>;

7.	If new shares are issued to a foreign telecommunications company or a foreign financial/investment institution that has completed the foreign investment procedures for the purpose of strategic alliance in relation to the business. <Inserted on October 1, 1999.>

8.	If new shares are issued to domestic/overseas investors or the employees or officers of the Company up to an amount not exceeding 50% of the then current total issued and outstanding shares of the Company for the purpose of realizing the Company’s business objectives, including, but not limited to, improving its financial structure and entering into new business areas. <Inserted on Mar. 26, 2004, amended on Mar. 26, 2004>
(4)	<Deleted on October 21, 2003>

(5)	In case the Company issues new shares through right issues, bonus issues and stock dividends, the new shares shall be deemed to have been issued at the end of the fiscal year immediately prior to the fiscal year during which the new shares are issued for purposes of distribution of dividends for such new shares.

Article 9-2.	Stock Purchase Option Rights <Inserted on Feb. 26, 1999, amended on March 17, 2000>

(1)	To the extent permitted under the Securities and Exchange Act, the Company may grant its officers and employees (including, without limitation, the officers/employees of the Company’s affiliates as described in Article 189-4, Paragraph (1) of the Securities and Exchange Act) stock options by a special resolution of a shareholders’ as prescribed under Article 189-4 of the Securities and Exchange Act. Provided, pursuant to Article 189-4, Paragraph (3) of the Securities and Exchange Act, such rights may be granted by a resolution of the Board of Directors’ meeting to the extent of 10% of the Company’s total number of shares issued and outstanding, subject to applicable laws and regulations. Other than in the case of death, mandatory retirement or other involuntary termination of employment not attributable to the grantee, a stock option can only be exercised if the grantee has been employed by the Company for at least two (2) years after such stock option was granted and must be exercised within five (5) years from the date in which the option becomes exercisable. <Amended on October 21, 2003>

(2)	The stock option rights may be granted to any officer or employee of the Company, who has contributed or are qualified to contribute, to the establishment, and management, overseas operations, technological innovation or the like. Provided, however, the stock purchase options shall not be granted to:
1.	the largest shareholder in the Company and specially related person(s) (as defined in Article 10-3, Paragraph 2, of the Enforcement Decree of the Securities and Exchange Act); or

2.	Major shareholders and their specially related persons as defined in Article 188 of the Securities and Exchange Act; or

3.	Any person who becomes a major shareholder by exercising the stock purchase option rights hereunder pursuant to Article 188 of the Securities and Exchange Act. <Amended on October 21, 2003>
(3)	Shares to be delivered upon exercise of the stock option rights (in the event the difference between the price of shares at which the stock purchase option is exercised and market price thereof is paid in cash or delivered from treasury stock, such shares that are used as the basis of calculation of such differences.) shall be registered common shares.

(4)	The purchase price for each share when exercising stock option rights shall be determined in accordance with the relevant laws and regulations.

(5)	The stock option rights shall be exercisable in compliance with the Securities and Exchange Act. <Amended on October 21, 2003>

(6)	The stock purchase option rights may be cancelled by a resolution of the Board of Directors;
1.	If the officer or employee conferred with the stock purchase option rights hereunder resigns voluntarily or is discharged from his or her office; or

2.	If the officer or employee conferred with the stock purchase option rights hereunder inflicts substantial or material damage on the Company by his/her willful misconduct or negligence; or

3.	If any of the causes for the cancellation of stock purchase option rights as set forth in the Stock Option Agreement occurs.

Article 10.	<Deleted on March 24, 2006>

Article 11.	Transfer Agent <Title changed on March 30, 1998>
(1)	The Company shall have a transfer agent in respect of shares in Company. <Inserted on March 30, 1998>.

(2)	The appointment of such transfer agent and any contract regulating the scope of the agent’s duties shall be made in compliance with a resolution of the Board of Directors and shall be noticed to the public.<Inserted on March 30, 1999>

(3)	The register of shareholders of the Company or a copy of it shall be kept at the office of the transfer agent, and the alteration of entries in the register of shareholders as well as the creation or cancellation of pledges and trusts, issuance of share certificates, acceptance of reports and other related activities shall be handled by the transfer agent. <Amended on August 28, 1998>

(4)	Such procedures as referred to in the foregoing Paragraph (3) shall be performed in compliance with the regulations regarding transfer agency services for securities. <Amended on August 28, 1998>

(5)	<Deleted on August 28, 1998>

(6)	<Deleted on August 28, 1998>

(7)	<Deleted on August 28, 1998>

Article 12.	Report of Names, Addresses and Seal Impressions of Shareholders, Etc.

(1)	Shareholders and registered pledgees shall report their names, addresses, and seal impressions or specimen signatures with the transfer agent appointed under Article 11 hereof. <Amended on March 30, 1998>

(2)	Shareholders or registered pledgees who reside overseas shall designate an agent and a place within the Republic of Korea for the delivery and receipt of notices from Company.

(3)	Any changes in respect of the foregoing Paragraph (1) and (2) shall promptly be reported to the Company.

(4)	The Company shall not be responsible for any damages sustained by any shareholder or registered pledgee arising from the failure to comply with the provisions of the foregoing Paragraphs.

Article 13.	Closure of Shareholders Register and Setting of Record Date
(1)	The Company shall suspend alteration of entries in the register of shareholders, registration of pledges, creation and cancellation of trust property for one month, commencing from the day following the last day closing of each accounting period.

(2)	The Company shall entitle every shareholder on its shareholders list as of the last day of each fiscal year to vote at the meeting of the annual ordinary general shareholders meeting held for such fiscal year.

(3)	The Company may suspend alteration of entries in the register of shareholders for a period not exceeding three (3) months or set a record date when necessary for convening an extraordinary general meeting of shareholders or for other reasons, in accordance with a resolution of the board of directors. The Company may suspend the alteration of entries in the registry of shareholders and at the same time set a record date, when considered necessary by the board of directors.

(4)	The Company shall give public notice of the period and dates referred to in preceding Paragraph (3) at least two weeks in advance of the commencement of the period and of the occurrence of such date.
Chapter III. Corporate Bonds

Article 14.	Issuance of Convertible Bonds

(1)	The Company may issue convertible bonds to persons, including persons other than its shareholders by a resolution of its Board of Directors to the extent that the aggregate face value of the bonds does not exceed Five Hundred Billion (500,000,000,000) Won:
1.	where the Company issues convertible bonds by a general public offering;

2.	where the Company issues convertible bonds in order to solicit foreign investment pursuant to the Foreign Investment Promotion Act when necessary for its management;

3.	where the Company issues convertible bonds to domestic/overseas investors for the purpose of realizing its business objectives; <Amended on Mar. 24, 2006>

4.	where the Company issues convertible bonds to domestic/overseas financial institutions in order for an urgent raising of funds;

5.	where the Company issues convertible bonds in overseas market pursuant to Article 192 of the SEA; or

6.	where the Company issues convertible bonds to individual or corporate investors as determined by a special resolution of a general shareholders’ meeting for the purpose of raising funds. <Amended on October 21, 2003>
(2)	The total number of shares to be issued upon conversion of the convertible bonds referred to in the foregoing Paragraph (1) shall not exceed the balance of authorized shares remaining unissued by the Company.

(3)	The Board of Directors may decide to issue the convertible bonds referred to in Paragraph (1) with the condition that only a portion of the bonds shall have conversion rights.

(4)	All shares issued upon conversion of the convertible bonds shall be common shares, and the conversion price shall be as determined by the Board of Directors.

(5)	The conversion period during which the conversion rights may be exercised shall be from the day immediately following the date of issuance of the convertible bonds until the maturity day. The conversion period, however, may be adjusted by a resolution of the Board of Directors within the period of time as referred to above.

(6)	The distribution of any interest or the payment of any dividends declared on the shares issued upon conversion of convertible bonds under Paragraph (1) shall be made in compliance with Article 9, Paragraph (5) hereof.

(7)	<Deleted on August 28, 1998>

Article 15.	Issuance of Bonds with Warrants
(1)	The Company may issue bonds with warrants to persons, including persons other than its shareholders by a resolution of its Board of Directors to the extent that the aggregate face value of the bonds with warrants shall not exceed Five Hundred Billion (500,000,000,000) Won:
1.	where the Company issued bonds with warrants by a general public offering;

2.	where the Company issues bonds with warrants in order to solicit foreign investment pursuant to the Foreign Investment Promotion Act when necessary for its management;

3.	where the Company issues bonds with warrants to domestic/overseas investors for the purpose of realizing its business objectives; <Amended on Mar. 24, 2006>

4.	where the Company issues bonds with warrants to domestic/overseas financial institutions in order for an urgent raising of funds;

5.	where the Company issues bonds with warrants in overseas market pursuant to Article 192 of the SEA; or

6.	where the Company issues bonds with warrants to individual or corporate investors as determined by a special resolution of a general shareholders’ meeting for the purpose of raising funds. <Amended on October 21, 2003>
(2)	The total number of shares to be issued upon the exercise of the warrants referred to in the foregoing paragraph (1) shall not exceed the balance of authorized shares remaining unissued by Company.

(3)	The total number of shares for which the warrants may be exercised shall be determined by the Board of Directors of the Company, and shall not exceed the total face value of the issued bonds.

(4)	The shares to be issued upon the exercise of the warrants shall be common shares. The exercise price shall be determined by the Board of Directors at the time of issuance of the bonds.

(5)	The period during which the warrants may be exercised shall be from the date one day after the date of issuance of the bonds with warrants until one day prior to the maturity date. The exercise period, however, may be adjusted by a resolution of the Board of Directors of the Company within the period of time referred to above.

(6)	In calculating the interest on the bonds with warrants or the dividends on the shares issued upon the exercise of the warrants, the provisions of Article 9, Paragraph 4 hereof, shall apply mutatis mutandis.

(7)	<Deleted on August 28, 1998>

Article 16.	Application of Certain Articles for the Issuance of Bonds
Articles 11, 12 and 13 hereof shall apply mutatis mutandis in cases of the issuance of bonds by the Company.
Chapter IV. General Meeting of Shareholders

Article 17.	Types and Time for Convening Shareholders Meetings
(1)	The general meeting of shareholders of the Company shall consist of ordinary general meetings and extraordinary general meetings.

(2)	The general meeting shall be held within three (3) months after the closing of each fiscal year. An extraordinary general meeting shall be held whenever it is considered necessary.

Article 18.	Call for Shareholders Meetings
(1)	Except as otherwise provided for in the relevant laws and regulations, the Representative Director shall convene a shareholders meeting of the Company in accordance with the resolution of the Board of Directors. <Amended on October 21, 2003>

(2)	If the Representative Director is absent or unable to perform his or her responsibilities, then Article 31, Paragraph (2), hereof shall apply mutatis mutandis.

Article 19.	Notice for Convening Shareholders Meetings and Public Notice Thereof

(1)	A notice for a general meeting of shareholders of Company shall be made in writing or by email, stating the date, time, venue and agenda of such meeting and dispatched to each shareholder of the Company at least two (2) weeks prior to such date of meeting. Provided however in the event a notice for a general meeting sent to the address of any shareholder recorded in the Shareholders Register has not been received by such shareholder for three (3) consecutive years for any reason whatsoever, then the Company does not have to send to such shareholder any notice for general meetings to be held thereafter. <Amended on October 21, 2003, March 24, 2006>

(2)	In the case of shareholders holding shares not more than one-hundredth(1/100) of the total issued and outstanding shares of the Company, the notice requirement described in Paragraph (1), above, may be substituted with public notices published on no less than two occasions in each of two (2) daily newspapers published in Seoul, Korea such as “The Seoul Shinmun” and “Maeil Economic Daily Newspaper", no later than two (2) weeks prior to the scheduled date for meeting. Such public notices shall contain the intention to convene the general meeting of shareholders and the agenda of such meeting. <Amended on October 1, 1999>

Article 20.	Venue of General Meetings
The Meeting shall be convened at the head office of the Company or, when considered desirable, at an adjacent location.

Article 21.	Chairman
The Representative Director shall preside over all general meetings of shareholders, provided, however, that in the event that he or she is absent or unable to perform his or her responsibilities, then the provisions set forth in Article 31, Paragraph (2), shall apply mutatis mutandis. <Amended on October 21, 2003>

Article 22.	Chairman’s Authority to Maintain Order
The chairman of the general meeting of shareholders may order anybody who intentionally disrupts the proceedings of a meeting or causes disorder at the meeting to stop speaking, to retract his or her words or to leave the meeting. The Chairman may also restrict the length and frequency of the speech of shareholders when it is deemed necessary for the meeting to proceed smoothly.

Article 23.	Voting Rights
Each shareholder shall have one voting right for each share owned.

Article 24.	Split Voting
(1)	Any shareholder having two (2) or more voting rights and desiring to cast his or her votes in split voting method, shall give the Company three (3) days prior notice thereof in writing, specifying his or her intention thereof and the reasons therefore.

(2)	The company may refuse to permit the foregoing split voting by a shareholder, unless the shareholder has accepted a certain number of shares in trust from other shareholders of the Company or possesses shares in the Company for the benefit of other persons, in addition to the shares in the Company owned by himself or herself.

Article 25.	Voting by Proxy
(1)	A shareholder may exercise his/her vote by proxy. In this case, the proxy holder must present the Company with documents evidencing his/her power of representation prior to the opening of a general shareholders’ meeting. <Amended on October 21, 2003>

(2)	For the purposes of Paragraph (1), a person who is appointed as a proxy may or may not be a shareholder of Company, and shall submit an evidence of his appointment in writing to the general meeting of shareholders for which such appointment is made.

Article 26.	Matters Requiring Resolutions of Shareholders Meeting
(1)	The general meeting of shareholders shall resolve each of the following: <Amended on October 1, 1999, March 17, 2000>
1.	Appointment or dismissal of a director;
2.	Imposition of limitations on the remuneration for directors;
3.	Approval of settlement of accounts;
4.	Amendment of the Articles of Incorporation;
5.	Merger or dissolution of Company; or
6.	Any other matters for which resolutions of general meeting of shareholders are required by the relevant laws or by the Board of Directors.
(2)	If the shares of the Company are listed or traded on an overseas market, the Company shall obtain approval from the General Meeting of Shareholders to the extent such approval is required under the Rules and Regulations of the supervising authorities of the relevant overseas market where the shares are listed or traded. <Inserted as of October 1, 1999>

Article 26-2.	<Deleted on October 21, 2003>

Article 27.	Method of Resolution
(1)	Except as otherwise provided for in relevant laws and regulations or these Articles of Incorporation, a resolution of a general meeting of shareholders shall be adopted by a simple majority vote, but the majority shall consist of at least twenty-five percent (25%) or more of the total number of issued and outstanding shares of the Company.

(2)	Any of the following resolutions shall be adopted by a at least a two-thirds (2/3) or more affirmative vote of the shareholders present at the meeting, which affirmative votes shall also constitute at least one-third (1/3) or more of the total number of issued and outstanding shares of the Company;
1.	Amendment of these Articles of Incorporation;
2.	Removal of a director <Amended on March 17, 2000>
3.	Reduction of capital;
4.	Merger or dissolution of Company;
5.	Transfer of the entire or substantial part of business of Company by any means;
6.	Lease of entire business, delegation of business operations, or the execution, modification or cancellation of agreements from which profits/losses shall affect both parties;
7.	<Deleted on March 26, 2004>
8.	Any other matters requiring such special resolutions under the relevant laws and regulations. <Amended on October 21, 2003>
(3)	<Deleted on August 28, 1999>

Article 27-2.	Cumulative Voting
With regard to the appointment of directors of the Company, the provisions of Article 382-2 of the KCC shall not apply. <Inserted on October 1, 1999.>

Article 28.	Minutes of the General Meeting
The proceedings and resolutions of the Meeting shall be recorded in the minutes which, after being signed or sealed by the chairman of the Meeting and all the directors present, shall be kept at the Company’s head office and branches.
Chapter V. Directors, Board of Directors and Audit Committee

Article 29.	Directors
(1)	The total number of directors of the Company shall be within fifteen (15) directors. <Amended on October 1, 1999, March 29, 2002, October 21, 2003, March 25, 2005, March 24, 2006>

(2)	Directors shall be elected at the general meeting of shareholders <Amended on March 29, 2002, October 21, 2003, March 24, 2006>

(3)	<Deleted on October 21, 2003>

(4)	<Deleted on March 25, 2005>

(5)	Notwithstanding the provisions of paragraph (2), the shareholders may exercise their right of proposal as provided under the KCC, Securities and Exchange Act and other relevant laws and regulations to recommend candidates for Directors. <Inserted on October 1, 1999>

(6)	<Deleted on October 21, 2003>

(7)	<Deleted on October 21, 2003>

(8)	<Deleted on March 23, 2001>

(9)	<Deleted on October 21, 2003>

(10)	The Company may appoint Chairman, Vice-Chairman(s), President(s), Vice President(s), Senior Vice President(s), Executive Vice President(s) among the Directors by a resolution of the Board of Directors. <Amended on October 1, 1999, March 23, 2001, March 29, 2002>

(11)	<Deleted on October 1, 1999>

(12)	<Deleted on October 1, 1999>

(13)	The term of office of a director shall be a three (3) year term. However, if the term ends before the ordinary general meeting of shareholders for the last fiscal year of his of her term, it shall be extended until the end of the ordinary general meeting of shareholders.

(14)	Such director elected to fill any vacancy shall serve for a three (3) year term commencing with the day on which he or she is elected.

Article 29-2.	Qualification of Directors <Inserted on March 25, 2005>
(1)	An officer or employee of any company competing with the Company by being engaged in a business that is the same or similar to any of those listed in Article 2 of AOI of the Company, or of any other company belonging to the same business group as such company pursuant to the Monopoly Regulation and Fair Trade Act, shall not become a director of the Company, and, in the event that a director of the Company becomes subject to any of the foregoing disqualification requirements, the same director shall lose his or her status as a director of the Company immediately.

(2)	For the purposes of securing the fairness in the management of the Company and/or protecting investors, the Company shall appoint an Outside Director a person who satisfies the qualifications of Outside Directors as set forth in the Securities and Exchange Act and its related regulations. Further, in the event that an Outside Director becomes subject to any of the disqualification requirements under the same law or regulations, the person shall lose his or her status as an Outside Director immediately.

Article 30.	Vacancy in Directorship
(1)	In case of a vacancy in the office of a director, such vacancy shall be filled as soon as practicable by holding a shareholders’ meeting to appoint a replacement director. <Amended on October 21, 2003>

(2)	The office of a director shall be deemed vacant in the event of each of the following;
1.	If he or she is deceased;
2.	If he or she is declared bankrupt;
3.	If he or she is declared incompetent or quasi-incompetent; or
4.	If he on she is finally sentenced to imprisonment or a heavier punishment.

Article 31.	Responsibilities of Directors
(1)	There shall be one (1) or more Representative Directors to represent the Company. The Representative Director(s) shall represent the company individually or jointly depending on the resolution of the Board of Directors, execute resolutions adopted by the Board of Directors, and carry out the general management and operation of the Company. <Amended on March 23, 2001, October 21, 2003, March 24, 2006>

(2)	If the Representative Director is absent or unable to perform his or her responsibilities, the responsibilities of the Representative Director shall be performed in accordance with the order set forth Paragraph 10 of Article 29 hereof, unless otherwise resolved by Board of Directors. <Amended on March 23, 2001, October 21, 2003, March 24, 2006>

(3)	If a director becomes aware of any event which may cause material damage to the Company, such director should immediately report to the Audit Committee thereof. <Amended on March 17, 2000>

Article 32.	Board of Directors
(1)	The Board of Directors shall consist of the directors of Company, and shall make, by resolutions, decisions on important matters in the course of operation of Company.

(2)	<Deleted on October 1, 1999.>

(3)	The Chairman shall be appointed by the Board of Directors and shall preside over each meeting of the Board of Directors. Unless otherwise resolved by the Board of Directors, the Representative Director shall be the Chairman and in the event that the Representative Director is absent or unable to perform his or her responsibilities, the provisions of Article 31, Paragraph (2) shall be applied mutatis mutandis. <Amended on October 1, 1999.> <Amended on October 21, 2003>

Article 33.	Convening of Board Meetings
(1)	All Meetings of the Board of Directors shall be convened by the Representative Director or upon the demand of any member of the Board of Directors. If the Representative Director is absent or unable to perform his or her responsibilities, then the provisions of Article 31, Paragraph (2) shall apply mutatis mutandis. <Amended on October 21, 2003>

(2)	The Representative Director shall provide notice of any Board of Directors meetings to each director at least three (3) days prior to the scheduled date of such meeting. <Amended on March 17, 2000, October 21, 2003, March 24, 2006>

Article 34.	Resolutions of the Board of Directors
(1)	Except as otherwise provided for in these Articles of Incorporation, all resolutions of the Board of Directors shall be adopted by a majority vote at a meeting where more than fifty (50%) of the Directors are present; Provided, however, with respect to resolutions regarding the removal of a member of the

Audit Committee, the approval of at least two-thirds (2/3) of the directors is necessary. <Amended on March 17, 2000>

(2)	<Deleted on October 1, 1999.>

(3)	No director who has a special interest in a matter for resolution can exercise his vote upon such matter.

Article 35.	Matters for which Board Resolutions are Required
The following matters shall be subject to the resolution of the Board of Directors;
1.	<Deleted on October 21, 2003>
2.	Annual business plans, budgets, and settlement of accounts;
3.	Call for a general meeting of shareholders and the agenda therefore;
4.	Enactment or the amendment or repeal of important internal regulations;
5.	Establishment, removal or closing of branch or other offices of the Company;
6.	Borrowing money, except as otherwise provided for in separate regulations where the Representative Director is authorized to borrow money in an amount not exceeding a certain limit;
7.	Election or removal of the Representative Director(s); <Amended on October 21, 2003, March 24, 2006>
8.	Issuance of new shares;
9.	Acquisition or disposal of material assets;
10.	Institution of any important suit or settlement by compromise;
11.	Allowing directors to carry on any business in competition with the Company;
12.	<Deleted on August 28, 1998>
13.	Any other matters for which a resolution of Board of Directors is required by these Article of Incorporation <Amended on August 28, 1998>;
14.	Formation of a sub-committee within the Board of Directors in accordance with the provisions of the KCC and the appointment and removal of such sub-committee members; or <Inserted on March 17, 2000>
15.	Any other important matters.

Article 35-2.	Sub-Committees of the Board of Directors
Based upon the regulations of the Company, the Board of Directors may form a sub-committee composed of at least two directors to carry out certain specialized functions and may delegate powers to such a sub-committee within a specific scope.

Article 36.	Minutes
(1)	With respect to a meeting of the board of directors, the matters considered by the board of directors, the progress of the meeting, the results, those opposing the matters presented and the reasons for opposition thereof shall be recorded in minutes which shall bear the names and seals or signatures of the directors in attendance at the meeting. <Amended on March 17, 2000>

(2)	A shareholder may make a request to review the minutes of the board of directors or to copy them during business hours.

(3)	The Company may refuse a request made pursuant to paragraph 2 for a specified reason. In this case, the shareholder may obtain the permission of the court and review the minutes or copy the records.

Article 37.	<Deleted on March 17, 2000>

Article 37-2.	Audit Committee <Inserted on October 1, 1999.>
(1)	The Company shall establish an Audit Committee in lieu of auditor in accordance with the provisions specified Article 35-2 hereof. <Amended on March 24, 2006>

(2)	The Audit Committee shall be composed of at least three (3) Directors by the resolution of Board of Directors, and at least two-thirds(2/3) of the committee shall be outside directors. However, persons who fall within each item of paragraph 2 of Article 415-2 of the Korean Commercial Act cannot compose more than one-third (1/3) of the Audit Committee. <Amended on March 17, 2000, March 29, 2002, March 24, 2006>

(3)	In the event the Company lists of transacts its shares on a foreign stock exchange market, the qualifications of the members of the Audit Committee and the composition thereof shall fulfill the requirements of the laws and regulations of the relevant country and the rules and regulations of the supervisory authority of such country. <Inserted on March 17, 2000>

(4)	Matters relating to the delegation of powers to the Audit Committee and the operation of such Audit Committee shall be determined in accordance with the Audit Committee Rules determined by the board of directors. <Amended on March 17, 2000>

Article 37-3.	Outside Director Candidate Nominating Committee <Inserted on March 29, 2002.>

(1)	The Company shall establish an Outside Director Candidate Nominating Committee in accordance with the Securities and Exchange Act or any other statutes in order to nominate candidates for Outside Directors to general meeting of shareholders.

(2)	The Outside Director Candidate Nominating Committee shall be composed of at least three (3) Directors and Outside Directors shall constitute at least half of the total number of this committee. The term for each member of the Outside Director Candidate Nominating Committee shall be the same as the term of office for a Director who is the member of the committee. The Board of Directors may appoint a designated replacement member who will perform the responsibility of the member of the Outside Director Candidate Nominating Committee in case of absence or inability to perform his or her responsibilities, prior to such absence or inability of a member. <Amended on October 21, 2003, March 24, 2006>

(3)	Matters relating to the delegation of powers to the Outside Director Candidate Nominating Committee and the operation of such (Outside Director Candidate Nominating) a Committee shall be determined in accordance with the Independent Director Candidate Nominating Committee Rules determined by the Board of Directors.

Article 38.	Responsibilities of the Statutory Auditor
(1)	The Audit Committee shall audit the accounting records and business transactions of the Company. <Amended on March 17, 2000>

(2)	The Audit Committee shall examine the proposals and documents to be submitted by directors to general meetings of shareholders, and subsequently report at the meeting his or her opinion on whether there is any violation of law or these Articles of Incorporation or any other irregularity that might materially affect the business of Company. <Amended on March 17, 2000>

(3)	<Deleted on March 17, 2000>

(4)	The Audit Committee may request the convening of an extraordinary general meeting of shareholders by submitting a request in writing to the Board of Directors, specifying the purpose and reason for such meeting.

Article 39.	Audit Report of the Audit Committee <Amended on March 17, 2000>
The Audit Committee shall prepare audit statements, which shall contain all of the proceedings and results of such audit, and shall be signed and/or sealed by the chairman of the Audit Committee and those members who are present.

Article 40.	Remuneration and Severance Payment of Directors <Amended on March 17, 2000>
(1)	The Board of Directors shall decide the remuneration and severance payment for each director of the Company, subject to the ceiling amount as resolved by shareholders in the their general meetings.

(2)	The Regulations for Officers’ Severance Payment, adopted by the general meeting of shareholders of Company, shall apply in determining the severance payment for directors.
Chapter VI. <Deleted on October 21, 2003>

Article 41.	<Deleted on October 21, 2003>

Article 42.	<Deleted on October 21, 2003>
Chapter VII. Accounting
Article 43. Fiscal Year
The fiscal year of the Company shall begin on the first (1) day, of each year and end on the thirty-first (31st) day of December of the same year.

Article 44.	Preparation of the Financial Statements and Business Reports, Etc.
(1)	The Representative Director shall, for each fiscal year, prepare each of the following documents, attachments and business reports and obtain the approval of the Board of Directors thereon, and deliver to the Audit Committee no later than six (6) weeks prior to the ordinary general meeting of shareholders to be held for such business year; <Amended on March 17, 2000>
1.	Balance sheet;
2.	Profit and Loss Statement; and
3.	Statement of appropriation of retained earnings or statement of disposition of deficit.
(2)	The Audit Committee shall deliver to the Representative Director its audit report no later than four (4) weeks after receiving the documents referred to in the foregoing paragraph. <Amended on March 17, 2000>

(3)	The Company shall cause such documents and the audit report referred to in the foregoing paragraphs (1) to be placed for five (5) years in the head office and for three (3) years in each branch of the Company commencing one (1) week prior to the ordinary general meeting of shareholders.

(4)	The Company shall give public notice of the balance sheet and the opinion thereon of an independent auditor immediately after the document referred to in paragraph (1) has been approved by the ordinary general meeting of shareholders.

(5)	In the event that the Company causes the shares in the Company to be listed or traded on an overseas securities market, to the extent related thereto, the Company shall comply with the rules and regulations of the relevant supervising authorities in connection with the preparation, submission and disclosure of information on the management and financial condition of the Company. <Inserted on October 1, 1999>

Article 45.	Appropriation of Earned Surplus
(1)	Earned surplus for each business year, including any carried-over profit, shall be appropriated in the following order;
1.	Earned surplus reserve;
2.	Other reserves required by law;
3.	Voluntary reserves;
4.	Dividends to shareholder;
5.	Any other sums required to be paid from earned surplus; and
6.	Profits to be carried forward to the next business year.

Article 46.	Dividends to Shareholders
(1)	Dividends to shareholders may be paid in cash or in the form of shares.

(2)	In case dividends are distributed in the form of shares, the Company may issue a new class of shares different from existing classes of shares issued and outstanding, subject to a resolution of the general meeting of shareholders.

(3)	The dividends referred to in paragraph (1) shall be paid to the shareholders or registered pledgees recorded in the Shareholders Register of the Company as of the end of each fiscal year.

(4)	The right to demand payment of dividends shall be expired if the right is not exercised within five (5) years. Dividends, after the expiration of the period referred to above, shall be reverted to the Company.

(5)	The Company may pay dividends only from those fiscal years in which the carried-over loss has been replenished in full, after the commencement of local telephony services.
Chapter VIII. Supplementary Provisions

Article 47.	Regulations
The Company may, with the approval of Board of Directors, adopt relevant regulations, whichever necessary, required for the operation of the Company.

Article 48.	Notices
Any notice, demand, request, consent or any communication hereunder shall be made in writing (including, without limitation, by hand delivery, registered airmail, email or facsimile). <Amended on October 21, 2003>
Chapter IX. Incorporation of the Company

Article 49.	Pre-incorporation Expenses
Company shall bear and reimburse, up to the sum of Thirty-five Billion (35,000,000,000) Won, all expenses incurred for the incorporation of Company, including expenses for holding road-shows for organizing the Consortium, advertisements, preparation of the Initial Business Plan, registrations, approvals and permits.

Article 50.	Names and Addresses of Promoters
The names and addresses of promoters of Company are as listed at the end of these Articles of Incorporation.

Article 51.	Representative of Company Prior to Incorporation
The representative promoter shall, for the time being, represent the Company during the procedures for incorporation and shall be in charge of the preparation and submission of the application for the government permit for local telephony service business.

Addenda
August 30, 1997

Article 1.	Effective Date
These Articles of Incorporation shall become effective from the date of incorporation of the Company.

Article 2.	Interim Provisions for the Nomination of Non-executive Directors
In applying the provisions of Article 29, Paragraph (2) hereof, if the right of the Largest Shareholder or Major Shareholders to nominate non-standing directors cannot be maintained from the time the amended Telecommunications Business Act becomes effective after January 1, 1998, or if the shareholders association cannot maintain a position similar to the Board of Directors, then the right of the Largest Shareholder and Major Shareholders to nominate non-standing directors shall be replaced by their right to nominate standing directors.

Article 3.	<Deleted on August 28, 1998>
In order to form a corporation in accordance with the foregoing terms and conditions, all promoters of company have caused these Articles of Incorporation to be executed in their names and under their seals hereunto affixed.
Addendum
Sept. 23, 1997

Article 1.	Effective Date
These Articles of Incorporation shall become effective from the day on which Company is incorporated.
Addenda
March 30, 1998

Article 1.	Effective Date
These Articles of Incorporation shall become effective from March 30, 1998.

Article 2.	<Deleted on August 28, 1998>

Addendum
August 28, 1998

Article 1.	Effective Date
These Articles of Incorporation shall be become effective from August 28, 1998.
Addendum
February 26, 1999

Article 1.	Effective Date
These Articles of Incorporation shall become effective from February 26, 1999
Addenda
October 1, 1999

Article 1.	Effective Date
These Articles of Incorporation shall become effective from October 1, 1999.

Article 2.	Interim Provisions
(1)	Amendment of the provisions in respect of recommendation of non-standing directors under Article 29, Paragraph (2) shall not affect the term of office of non-standing directors who are in office at the time of enforcement of the said provision.

(2)	Amendment of the provisions in respect of appointment of the Representative Director/President under Article 29, Paragraph (9) shall not affect the term of office of the Representative Director/President who is in office at the time of enforcement of the said provision.
Addenda
March 17, 2000

Article 1.	Effective Date
These Articles of Incorporation shall become effective from March 17, 2000.

Article 2.	Interim Provisions
Unless specified otherwise by these Articles of Incorporation, these Articles of Incorporation shall apply to events or matters that arose prior to the effective date. However, those matters that became effective under the previous Articles of Incorporation shall not be affected.
Addendum
March 23, 2001

Article 1.	Effective Date
These Articles of Incorporation shall become effective from March 23, 2001.
Addenda
March 29, 2002

Article 1.	Effective Date
These Articles of Incorporation shall become effective from March 29, 2002.

Article 2.	Interim Provisions
(1)	Any person appointed as an Outside Director at the regular general meeting of shareholders in 2002 shall be deemed to be nominated by the Outside Director Candidate Nominating Committee.

(2)	Any Outside Director who holds office at the Company as non-standing Directors or independent non-standing Directors at the regular general meeting of shareholders in 2002 shall be deemed to be appointed as an Outside Director by the time when his or her terms of office expires notwithstanding the provision of Article 29 (13).
Addendum
October 21, 2003

Article 1.	Effective Date
               These Articles of Incorporation shall be effective immediately upon the full payment of the subscription price for the new shares to be issued below par value pursuant to the resolution adopted at an extraordinary general meeting of shareholders on October 21, 2003.
Addendum
March 26, 2004

Article 1.	Effective Date
     These Articles of Incorporation shall be effective as of March 26, 2004.
Addendum
December 16, 2004

Article 1.	Effective Date
     These Articles of Incorporation shall be effective as of December 16, 2004.
Addenda
March 25, 2005

Article 1	Effective Date
     These Articles of Incorporation shall be effective as of March 25, 2005.

Article 2	Interim Provisions
               Paragraph 1 of Article 29-2 shall also be applicable to those directors that were appointed prior to the effective date of these Articles of Incorporation.
Addendum
March 24, 2006
Article 1 Effective Date
     These Articles of Incorporation shall be effective as of March 24, 2006.